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                                  EXHIBIT 5.1

                        [Cooley Godward LLP Letterhead]

December 21, 2001

Hollis-Eden Pharmaceuticals, Inc.
9333 Genesee Avenue, Suite 110
San Diego, CA 92121

Ladies and Gentlemen:

   You have requested our opinion with respect to certain matters in connection with the filing by Hollis-Eden Pharmaceuticals, Inc., a Delaware corporation (the "Company"), of a Registration Statement on Form S-3 (the "Registration Statement") including a related prospectus filed with the Registration Statement (the "Prospectus"), covering the registration for resale of up to 1,570,641 shares of the Common Stock, $.01 par value, of the Company on behalf of certain selling stockholders, including 1,280,000 shares of Common Stock (the "Shares") and up to 290,641 shares of Common Stock (the "Warrant Shares") issuable upon the exercise of certain warrants held by such selling stockholders (the "Warrants").

   In connection with this opinion, we have examined the Registration Statement and related Prospectus, the Warrants, the Company's Certificate of Incorporation and Bylaws, as amended, and such other records, documents, certificates, memoranda and other instruments as we deem necessary as a basis for this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

   On the basis of the foregoing, and in reliance thereon, we are of the opinion that (i) the Shares are validly issued, fully paid and nonassessable, and (ii) the Warrant Shares, when issued and sold in accordance with the terms of the Warrants, will be validly issued, fully paid and nonassessable.

   We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

Cooley Godward LLP

/s/ Thomas A. Coll
Thomas A. Coll